EXHIBIT 99.1

HEICO Corporation Reports Record Sales, Operating Income and Net Income for Third Quarter and Nine Months of Fiscal 2010; Fiscal 2010 Sales, Cash Flow and EPS Targets Raised

3rd Quarter Operating Income up 35% and Net Income up 34% on 18% Increase in Net Sales

HOLLYWOOD, Fla. and MIAMI, Aug. 25, 2010 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today reported that net income increased 34% to a record $14,930,000, or 44 cents per diluted share, for the third quarter of fiscal 2010, up from $11,132,000, or 33 cents per diluted share, for the third quarter of fiscal 2009. For the first nine months of fiscal 2010, net income increased 19% to a record $39,296,000, or $1.16 per diluted share, up from $32,990,000, or 98 cents per diluted share, for the first nine months of fiscal 2009, which included a $1.2 million, or 4 cents per diluted share, benefit from settling an income tax audit.

Operating income increased 35% to a record $28,993,000 in the third quarter of fiscal 2010, up from $21,422,000 in the third quarter of fiscal 2009. For the first nine months of fiscal 2010, operating income increased 24% to a record $79,494,000, up from $64,194,000 in the first nine months of fiscal 2009. Our consolidated operating margin improved to 18.3% and 17.8% in the third quarter and first nine months of fiscal 2010, respectively, up from 16.0% and 16.3% in the third quarter and first nine months of fiscal 2009.

Net sales increased 18% to a record $158,270,000 in the third quarter of fiscal 2010, up from $134,086,000 in the third quarter of fiscal 2009.  For the first nine months of fiscal 2010, net sales increased 13% to a record $447,650,000, up from $394,689,000 in the first nine months of fiscal 2009.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's third quarter results stated, "Let the record speak for itself. We are very proud of our Team and the results and pleased to report record highs in consolidated net sales, operating income and net income for both our third quarter and first nine months of fiscal 2010 driven by record results within our Electronic Technologies Group and improved results within our Flight Support Group.

Our Electronic Technologies Group reported record net sales for the third quarter and first nine months of fiscal 2010, with increases of 46% and 51%, respectively, over fiscal 2009. Net sales in the third quarter of fiscal 2010 increased to $54.1 million, up from $37.1 million in the third quarter of fiscal 2009. Net sales for the first nine months of fiscal 2010 increased to $147.2 million, up from $97.5 million in the first nine months of fiscal 2009. The increase in net sales for the third quarter reflects robust organic growth approximating 22% as well as additional revenues totaling approximately $7 million contributed by two acquisitions completed during the preceding twelve months. The organic growth in our Electronic Technologies Group reflects strength in customer demand for certain of our medical equipment, electronic, satellite and defense products.

Operating income of the Electronic Technologies Group increased 53% to a record $15.2 million for the third quarter of fiscal 2010, up from $9.9 million for the third quarter of fiscal 2009, and increased 51% to a record $40.0 million for the first nine months of fiscal 2010, up from $26.5 million for the first nine months of fiscal 2009, reflecting the impact of the acquisitions and organic sales growth.

Operating margins of the Electronic Technologies Group were a very healthy 28.1% for the third quarter of fiscal 2010 and 27.1% for the first nine months of fiscal 2010, up from 26.8% for the third quarter of fiscal 2009 principally as a result of higher net sales and a favorable product sales mix and approximating the 27.2% reported for the first nine months of fiscal 2009.

Net sales of our Flight Support Group increased 7% in the third quarter of fiscal 2010 to $104.3 million, up from $97.2 million in the third quarter of fiscal 2009. Net sales for the first nine months of fiscal 2010 increased to $301.1 million, up 1% from $297.5 million for the first nine months of fiscal 2009. The increase in net sales in the third quarter of fiscal 2010 over the third quarter of fiscal 2009 reflects organic growth and marks the second quarter in a row the Flight Support Group reported a sequential increase in quarterly net sales.

Operating income of the Flight Support Group increased 19% to $17.6 million for the third quarter of fiscal 2010, up from $14.8 million for the third quarter of fiscal 2009 and increased 9% to $50.3 million for the first nine months of fiscal 2010, up from $46.3 million for the first nine months of fiscal 2009, reflecting higher operating margins and higher sales.

Operating margins of the Flight Support Group improved to 16.8% for the third quarter of fiscal 2010, up from 15.2% reported for the third quarter of 2009, and to 16.7% for the first nine months of fiscal 2010, up from 15.6% for the first nine months of fiscal 2009, principally reflecting a favorable product sales mix.

Our cash flow and balance sheet remain extremely strong. Cash flow from operating activities for the first nine months of fiscal 2010 totaled $67.9 million, including $27.7 million generated in the third quarter of fiscal 2010, and represented 173% of net income, compared to $43.7 million for the first nine months of fiscal 2009. Capital expenditures were $6.7 million in the first nine months of 2010 compared to $7.8 million in the third quarter of 2009.

Our net debt to shareholders' equity ratio remains low at 6.8% as of July 31, 2010, with net debt (total debt less cash and cash equivalents) of $36.3 million. We have no significant debt maturities until fiscal 2013.

As we look forward to the balance of fiscal 2010, we are seeing some signs of improved product demand within our commercial aviation markets, which represent over 60% of our consolidated sales. To date, the strengthening has been moderate, but appears sustainable into fiscal 2011.

Based on current market conditions within our aviation and other major markets, we are raising our fiscal 2010 net sales targets to approximately $600 million, representing growth of approximately 11% over fiscal 2009, and raising our net income per diluted share targets to a range of $1.50 to $1.53, representing growth of 14%-16% over fiscal 2009. We continue to expect consolidated operating margins for the full fiscal year to approximate 17%. These targets exclude the impact of any potential acquisition opportunities.

We expect fiscal 2010 cash flow provided by operating activities to remain strong and to approximate $78-$82 million, up from our prior estimate of $75-$80 million. Capital expenditures in fiscal 2010 are anticipated to approximate $10-$12 million.

As we look beyond fiscal 2010, we expect our commitment to develop new products and services, efforts to increase market penetration, continued strong financial position and our selective acquisition approach to provide a solid foundation for long-term growth and profitability."

As previously announced, HEICO will hold a conference call on Thursday, August 26, 2010 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 93273810. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (706) 645-9291, and enter the Encore Conference ID 93273810.

There are currently approximately 19.8 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 13.1 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI.  However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Flight Support Group and its Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended July 31,
	2010	2009 (a)
Net sales	$158,270,000	$134,086,000
Cost of sales	100,717,000	88,275,000
Selling, general and administrative expenses	28,560,000	24,389,000
Operating income	28,993,000	21,422,000
Interest expense	(136,000)	(177,000)
Other (expense) income	(31,000)	184,000
Income before income taxes and noncontrolling interests	28,826,000	21,429,000
Income tax expense	9,300,000	6,511,000
Net income from consolidated operations	19,526,000	14,918,000
Less: Net income attributable to noncontrolling interests	4,596,000	3,786,000
Net income attributable to HEICO	$14,930,000	$11,132,000

Net income per share attributable to HEICO shareholders: (b)
Basic	$.45	$.34
Diluted	$.44	$.33

Weighted average number of common shares outstanding: (b)
Basic	32,917,530	32,603,643
Diluted	33,797,471	33,632,863

	Three Months Ended July 31,
	2010	2009
Operating segment information: --
Net sales:
Flight Support Group	$104,323,000	$97,236,000
Electronic Technologies Group	54,107,000	37,054,000
Intersegment sales	(160,000)	(204,000)
	$158,270,000	$134,086,000

Operating income:
Flight Support Group	$17,557,000	$14,759,000
Electronic Technologies Group	15,198,000	9,935,000
Other, primarily corporate	(3,762,000)	(3,272,000)
	$28,993,000	$21,422,000

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Nine Months Ended July 31,
	2010	2009 (a)
Net sales	$447,650,000	$394,689,000
Cost of sales	286,351,000	262,456,000
Selling, general and administrative expenses	81,805,000	68,039,000
Operating income	79,494,000	64,194,000
Interest expense	(422,000)	(484,000)
Other income	392,000	186,000
Income before income taxes and noncontrolling interests	79,464,000	63,896,000
Income tax expense	27,000,000	19,331,000
Net income from consolidated operations	52,464,000	44,565,000
Less: Net income attributable to noncontrolling interests	13,168,000	11,575,000
Net income attributable to HEICO	$39,296,000	$32,990,000 (c)

Net income per share attributable to HEICO shareholders: (b)
Basic	$1.20	$1.01
Diluted	$1.16	$.98

Weighted average number of common shares outstanding: (b)
Basic	32,793,137	32,799,101
Diluted	33,753,414	33,816,980

	Nine Months Ended July 31,
	2010	2009
Operating segment information: --
Net sales:
Flight Support Group	$301,145,000	$297,543,000
Electronic Technologies Group	147,231,000	97,523,000
Intersegment sales	(726,000)	(377,000)
	$447,650,000	$394,689,000

Operating income:
Flight Support Group	$50,332,000	$46,297,000
Electronic Technologies Group	39,961,000	26,508,000
Other, primarily corporate	(10,799,000)	(8,611,000)
	$79,494,000	$64,194,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) Effective November 1, 2009, we adopted new accounting guidance that has affected the presentation of noncontrolling interests in our results of operations. For example, under this guidance, "Net income from consolidated operations" is comparable to what was previously presented as "Income before minority interests" and "Net income attributable to HEICO" is comparable to what was previously presented as "Net income."

(b) All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2010.

(c) Fiscal 2009 net income reflects a settlement reached with the Internal Revenue Service pertaining to the income tax credit claimed on HEICO's U.S. federal filings for qualified research and development activities incurred during fiscal years 2002 through 2005 as well as an aggregate reduction to the related liability for unrecognized tax benefits for fiscal years 2006 through 2008, which increased net income for the first nine months of fiscal 2009 by approximately $1,225,000, or $.04 per diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	July 31, 2010	October 31, 2009 (a)
Cash and cash equivalents	$11,037,000	$7,167,000
Accounts receivable, net	84,078,000	77,864,000
Inventories, net	140,712,000	137,585,000
Prepaid expenses and other current assets	23,898,000	20,961,000
Total current assets	259,725,000	243,577,000
Property, plant and equipment, net	59,803,000	60,528,000
Goodwill	380,709,000	365,243,000
Other assets	77,802,000	63,562,000
Total assets	$778,039,000	$732,910,000

Current maturities of long-term debt	$199,000	$237,000
Other current liabilities	67,778,000	65,276,000
Total current liabilities	67,977,000	65,513,000
Long-term debt, net of current maturities	47,093,000	55,194,000
Deferred income taxes	43,126,000	41,340,000
Other non-current liabilities	27,836,000	23,268,000
Total liabilities	186,032,000	185,315,000
Redeemable noncontrolling interests	56,053,000	56,937,000
Shareholders' equity	535,954,000	490,658,000
Total liabilities and equity	$778,039,000	$732,910,000

(a) Certain October 31, 2009 amounts have been adjusted retrospectively to conform to new accounting guidance on accounting for noncontrolling interests (formerly referred to as minority interests) that we adopted effective November 1, 2009.

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended July 31,
	2010	2009 (a)
Operating Activities:
Net income from consolidated operations (b)	$52,464,000	$44,565,000
Depreciation and amortization	13,578,000	10,951,000
Deferred income tax benefit	(80,000)	(1,376,000)
Tax benefit from stock option exercises	951,000	1,889,000
Excess tax benefit from stock option exercises	(669,000)	(1,572,000)
(Increase) decrease in accounts receivable	(2,988,000)	20,207,000
Decrease (increase) in inventories	3,625,000	(9,282,000)
Increase (decrease) in current liabilities	773,000	(19,851,000)
Other	267,000	(1,812,000)
Net cash provided by operating activities	67,921,000	43,719,000

Investing Activities:
Acquisitions, net of cash acquired	(39,061,000)	(34,562,000)
Capital expenditures	(6,743,000)	(7,784,000)
Other	(18,000)	73,000
Net cash used in investing activities	(45,822,000)	(42,273,000)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(8,000,000)	19,000,000
Acquisitions of noncontrolling interests	(795,000)	(11,268,000)
Repurchases of common stock	--	(8,098,000)
Distributions to noncontrolling interests	(7,184,000)	(5,994,000)
Cash dividends paid	(3,614,000)	(3,150,000)
Proceeds from stock option exercises	1,467,000	822,000
Excess tax benefit from stock option exercises	669,000	1,572,000
Other	(833,000)	(158,000)
Net cash used in financing activities	(18,290,000)	(7,274,000)

Effect of exchange rate changes on cash	61,000	214,000

Net increase (decrease) in cash and cash equivalents	3,870,000	(5,614,000)
Cash and cash equivalents at beginning of year	7,167,000	12,562,000
Cash and cash equivalents at end of period	$11,037,000	$6,948,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Cash Flows (Unaudited)

(a) Certain amounts for the nine months ended July 31, 2009 have been adjusted retrospectively to conform with new accounting guidance on accounting for noncontrolling interests (formerly referred to as minority interests) that we adopted effective November 1, 2009.

(b) Based on new accounting guidance adopted, net income from consolidated operations includes net income attributable to noncontrolling interests, net of taxes, of $13.2 million and $11.6 million for the nine months ended July 31, 2010 and 2009, respectively. Such presentation does not change the amounts reported as "Net cash provided by operating activities."

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590